Exhibit 99.1
Vestin Realty Mortgage II, Inc. Declares Monthly Dividend
of $0.04 Per Share For The Month of November 2007
and a Reverse Stock Split of 1 for 2.6 Per Share

Las Vegas – November 15, 2007 – Vestin Realty Mortgage II, Inc. (Nasdaq:VRTB), a real estate investment trust (REIT), announced that on November 15, 2007, its Board of Directors declared a cash dividend of $0.04 per common share for the month of November 2007, payable on December 28, 2007 to shareholders of record as of December 3, 2007.  In addition, the Board of Directors approved a 1-for-2.6 reverse stock split to the company’s common shareholders of record on December 31, 2007.  The company currently has approximately 38.6 million common shares outstanding and will have approximately 14.9 million shares outstanding after the reverse stock split, which will decrease its public float by approximately 23.7 million common shares.

About Vestin Realty Mortgage II, Inc.

Vestin Realty Mortgage II, Inc. is a real estate investment trust (REIT) that invests in commercial real estate loans.  As of September 30, 2007, Vestin Realty Mortgage II, Inc. had assets of over $340 million.  Vestin Realty Mortgage II, Inc. is managed by Vestin Mortgage, Inc., which is a subsidiary of Vestin Group, Inc., which is engaged in asset management, real estate lending and other financial services through its subsidiaries.  Since 1995, Vestin Mortgage Inc. has facilitated more than $2.0 billion in lending transactions.

Forward-Looking Statements

Certain information discussed in this press release may constitute forward-looking statements within the Private Securities Litigation Reform Act of 1995 and the federal securities laws.  Although the Company believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions at the time made, it can give no assurance that its expectations will be achieved.  Readers are cautioned not to place undue reliance on these forward-looking statements.  Forward-looking statements are inherently subject to unpredictable and unanticipated risks, trends and uncertainties, such as the Company’s potential inability to accurately forecast its operating results; the Company’s potential inability to achieve profitability or generate positive cash flow; the availability of financing; defaults on outstanding loans; unexpected difficulties encountered in pursuing our remedies if a loan is in default; a decline in the value of collateral securing our loans and other risks associated with the Company’s business.  The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

CONTACT:

Vestin Mortgage, Inc.
James Townsend
702-227-0965